UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 1, 2014

DIVIDEND CAPITAL DIVERSIFIED PROPERTY FUND INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	000-52596	30-0309068
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

518 Seventeenth Street, 17th Floor, Denver CO	80202
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (303) 228-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Dividend Capital Diversified Property Fund Inc. (referred to herein as the “Company,” “we,” “our,” or “us”) and Dividend Capital Securities LLC (the “Dealer Manager”), the dealer manager for the Company’s ongoing public offering of Class A, W and I shares, previously entered into a certain Amended and Restated Dealer Manager Agreement dated February 8, 2013, as amended by Amendment No. 1 dated May 31, 2013 (“Amendment No. 1”), Amendment No. 2 dated June 26, 2013 and Amendment No. 3 dated March 20, 2014. Amendment No. 1 provides that the Company will pay to the Dealer Manager a primary dealer fee in the amount of up to 5.0% of the gross proceeds raised from the sale of Class I shares sold in the Company’s primary public offering, provided that (i) the sales are all made before July 31, 2013 (unless extended by the Company, through written notice to the Dealer Manager) (the “Primary Dealer Fee Deadline”) and (ii) the total gross proceeds raised with respect to which the primary dealer fee will apply may not exceed $300 million (the “Aggregate Primary Dealer Proceeds Cap”). The Dealer Manager will retain 0.5% of such gross proceeds and reallow the remainder of the primary dealer fee to the participating broker-dealers involved in selling such Class I shares based on the portion of the gross proceeds raised from their customers. The primary dealer fee will be considered underwriting compensation (as defined in accordance with, and subject to the underwriting compensation limits of, applicable Financial Industry Regulatory Authority rules).

On May 27, 2014, the Company notified the Dealer Manager that, without limiting the Company’s ability to notify the Dealer Manager of further extensions, the Company was extending the Primary Dealer Fee Deadline for an additional term from May 27, 2014 through July 31, 2014, but only with respect to sales made by participating broker-dealers specifically approved by the Company as being eligible (“Primary Dealers”). In addition, the Company, the Dealer Manager and the Company’s external advisor, Dividend Capital Total Advisors LLC (the “Advisor”) entered into a new selected dealer agreement (the “Second Managed Offering Selected Dealer Agreement”) with Raymond James & Associates, Inc. (“Raymond James”) to provide for a new term pursuant to which Raymond James will use its best efforts to sell Class I shares in transactions entitling it to primary dealer fees. Pursuant to the Second Managed Offering Selected Dealer Agreement, the Company will pay the Dealer Manager a primary dealer fee of 5.0% of the gross proceeds raised from the sale of Class I shares sold by Raymond James in the primary offering, provided that the sales are all made between May 27, 2014 and July 31, 2014, unless extended by the Company (the “Second Managed Offering Term”). The total gross proceeds raised during the Second Managed Offering Term with respect to which the primary dealer fee will apply may not exceed $50 million, provided that the Company may unilaterally elect to increase the limit up to $100 million. In addition, with the consent of all parties to the Second Managed Offering Selected Dealer Agreement, the limit may be increased further, subject to the Aggregate Primary Dealer Proceeds Cap. The Dealer Manager will retain 0.5% of such gross proceeds and reallow the remainder of the primary dealer fee to Raymond James. The Dealer Manager will also reallow to Raymond James the dealer manager fee payable by the Company with respect to (a) Class I shares sold in the Company’s primary offering through Raymond James during the Second Managed Offering Term and (b) Class I shares sold through the Company’s distribution reinvestment plan that are purchased with distributions paid on such shares. During the Second Managed Offering Term, the Company may allow other participating broker-dealers to join Raymond James as Primary Dealers eligible to receive primary dealer fees under the Second Managed Offering Selected Dealer Agreement.

Item 8.01	Other Events.

Acquisition of Real Property

On May 28, 2014, the Company acquired a retail property in Portsmouth, NH, comprising approximately 138,000 net rentable square feet from an unaffiliated third party, for a gross purchase price of approximately $24.7 million. At acquisition, the property was approximately 94% leased to 10 tenants.

Recent Pricing Information (unaudited)

Below is the daily net asset value (“NAV”) per share, as determined in accordance with our valuation procedures, for each business day from May 1, 2014 through May 30, 2014, for each of our classes of common stock (we refer to our unclassified shares of common stock as “Class E” shares):

	NAV per Share
Date	Class E	Class A	Class W	Class I
May 1, 2014	$6.97	$6.97	$6.97	$6.97
May 2, 2014	$6.97	$6.97	$6.97	$6.97
May 5, 2014	$6.97	$6.97	$6.97	$6.97
May 6, 2014	$6.97	$6.97	$6.97	$6.97
May 7, 2014	$6.97	$6.97	$6.97	$6.97
May 8, 2014	$6.97	$6.97	$6.97	$6.97
May 9, 2014	$6.97	$6.97	$6.97	$6.97
May 12, 2014	$6.97	$6.97	$6.97	$6.97
May 13, 2014	$6.97	$6.97	$6.97	$6.97
May 14, 2014	$6.97	$6.97	$6.97	$6.97
May 15, 2014	$6.97	$6.97	$6.97	$6.97
May 16, 2014	$6.97	$6.97	$6.97	$6.97
May 19, 2014	$6.97	$6.97	$6.97	$6.97
May 20, 2014	$6.97	$6.97	$6.97	$6.97
May 21, 2014	$6.97	$6.97	$6.97	$6.97
May 22, 2014	$6.97	$6.97	$6.97	$6.97
May 23, 2014	$6.97	$6.97	$6.97	$6.97
May 27, 2014	$6.97	$6.97	$6.97	$6.97
May 28, 2014	$6.97	$6.97	$6.97	$6.97
May 29, 2014	$6.96	$6.96	$6.96	$6.96
May 30, 2014	$6.97	$6.97	$6.97	$6.97

On any day, our share sales and redemptions will be made based on the day’s applicable per share NAV carried out to four decimal places. On each business day, our NAV per share for each class is (1) posted on our website, www.dividendcapitaldiversified.com, and (2) made available on our toll-free, automated telephone line, (888) 310-9352.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit Number	Description

1.1	Primary Dealer Fee Extension Notice*

1.2	Selected Dealer Agreement with Raymond James & Associates, Inc.*

*	Filed or furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dividend Capital Diversified Property Fund Inc.
June 2, 2014
	By:	/S/ M. KIRK SCOTT
M. Kirk Scott
Chief Financial Officer

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